                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported)   July 1, 1997


                       FIRSTCITY FINANCIAL CORPORATION
--------------------------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


Delaware                              1-7614                        76-0243729
--------------------------------------------------------------------------------
(STATE OR OTHER JURISDICTION       (COMMISSION                    (IRS EMPLOYER
OF INCORPORATION)                  FILE NUMBER)             IDENTIFICATION NO.)


6400 Imperial Drive, Waco, TX                                              76712
--------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                              (ZIP CODE)


    Registrant's telephone number, including area code      (817) 751-1750
                                                       -------------------------

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

  On July 1, 1997, FirstCity Financial Corporation ("FirstCity") and Harbor Financial Group, Inc. ("Harbor") consummated a merger pursuant to an Agreement and Plan of Merger (the "Agreement") entered into by and among the FirstCity, HFGI Acquisition Corp. and Harbor on March 26, 1997. Pursuant to the terms of the Agreement, each outstanding share of Harbor common stock was converted into
9.2082 shares of common stock of FirstCity (for an aggregate of 1,581,000 shares of FirstCity common stock), and Harbor became a direct, wholly-owned subsidiary of FirstCity. A copy of the Agreement is attached hereto as Exhibit 2.1 and incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

  (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.



                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Harbor Financial Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Harbor Financial Group, Inc. and subsidiaries (the Company) as of September 30, 1996 and 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three year period ended September 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Financial Group, Inc. and subsidiaries as of September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 1996, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights an amendment of FASB Statement No. 65, in 1995.

                                            /s/ KPMG PEAT MARWICK LLP

Houston, Texas
November 27, 1996

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                  MARCH 31, 1997, SEPTEMBER 30, 1996, AND 1995

                                                                MARCH 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                                                  1997             1996             1995
                                                              -------------   --------------   --------------
                                                               (UNAUDITED)
                           ASSETS
Cash and cash equivalents...................................    $  2,650            5,004            5,844
Mortgage loans held for sale, net (notes 2, 4 and 8)........     165,044          134,348          103,775
Mortgage loans held for investment, (note 4)................       1,370            1,097               23
Construction loans receivable (note 4)......................      13,182            8,816            1,446
Receivable for escrow, foreclosure, and other advances less
  allowance for losses of $1,781 at March 31, 1997 and
  $1,300 and $127 at September 30, 1996 and 1995,
  respectively (notes 4 and 5)..............................      15,800           10,320            2,129
Accrued interest and other receivables (note 4).............      13,017            5,330            2,731
Property and equipment, less accumulated depreciation of
  $3,171 at March 31, 1997 and $2,750 and $2,124 at
  September 30, 1996 and 1995, respectively (note 4)........       2,312            2,121            1,270
Mortgage servicing rights and deferred excess servicing
  fees, net (notes 3 and 4).................................      39,057           33,517           12,902
Other assets (note 4).......................................          36               25               42
                                                                --------         --------         --------
          Total assets......................................    $252,468          200,578          130,162
                                                                ========         ========         ========

            LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable to banks (note 4):
  Warehouse lines of credit collateralized by mortgage loans
     held for sale..........................................    $167,979          137,966          103,782
  Collateralized by foreclosed real estate held for sale....       2,496              867               40
  Collateralized by receivables for escrow, foreclosure, and
     other assets...........................................      15,916           10,662            2,171
  Collateralized by substantially all of the Company's
     assets.................................................          --               --            3,500
  Long-term debt collateralized by substantially all of the
     Company's assets.......................................      30,000           20,000            6,500
                                                                --------         --------         --------
          Total notes payable to banks......................     216,391          169,495          115,993
  Accounts payable and accrued expenses.....................       4,974            6,623            1,251
  Other liabilities.........................................      17,018           11,269            6,044
  Deferred tax liability, net (note 11).....................       2,820            2,602              337
                                                                --------         --------         --------
          Total liabilities.................................     241,203          189,989          123,625
                                                                --------         --------         --------
Shareholders' equity (note 6):
  Common stock, no par value. 500,000 shares authorized;
     171,654 shares issued and outstanding at March 31,
     1997, 167,615 issued and 167,102 outstanding at
     September 30, 1996 and 167,534 issued and 165,643
     outstanding at September 30, 1995......................       6,851            6,262            6,187
  Common stock subscribed...................................          --              338              149
  Additional paid-in-capital................................          76               76              116
  Retained earnings.........................................       4,338            3,972              248
  Treasury stock............................................          --              (59)            (163)
                                                                --------         --------         --------
          Total shareholders' equity........................      11,265           10,589            6,537
Commitments and contingencies (notes 5, 7, 8, 9 and 10).....
                                                                --------         --------         --------
          Total liabilities and shareholders' equity........    $252,468         $200,578         $130,162
                                                                ========         ========         ========

                See notes to consolidated financial statements.

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
  SIX MONTHS ENDED MARCH 31, 1997 AND 1996 AND YEARS ENDED SEPTEMBER 30, 1996,
                                 1995, AND 1994

                                                     MARCH 31,     MARCH 31,    SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                       1997          1996           1996            1995            1994
                                                    -----------   -----------   -------------   -------------   -------------
                                                    (UNAUDITED)   (UNAUDITED)
Income:
  Loan servicing...................................    $ 6,936         3,769        10,079           6,508           7,479
  Gain on sale of mortgage loans, net..............     12,622         9,823        19,523           8,292           3,199
  Warehouse interest income, net of warehouse
     interest expense of $7,703 and $3,507 for the
     six months ended March 31, 1997 and 1996,
     respectively, and $9,096, $3,098 and $1,755
     for the years ended September 30, 1996, 1995
     and 1994, respectively........................      1,299         2,048         3,224           2,355           2,673
  Gain on sale of servicing rights, net............      2,266         1,836         2,641           2,011             694
  Other............................................      1,177           712         2,153           1,276           2,617
                                                       -------       -------       -------         -------         -------
                                                       $24,300        18,188        37,620          20,442          16,662
                                                       -------       -------       -------         -------         -------
Expenses:
  Salaries, commissions and employee benefits......    $12,432         7,799        16,105           8,673           7,454
  Amortization of mortgage servicing rights and
     deferred excess servicing fees................      3,087         1,744         4,091           3,823           2,891
  Communication....................................      2,208         1,358         3,304           1,592           1,404
  Data processing and equipment....................      1,377           859         2,060           1,459           1,420
  Office occupancy.................................      1,156           790         1,743           1,325           1,056
  Interest.........................................        803           454         1,004             945           1,646
  Foreclosure provisions and related expenses......        187            66           140             206              74
  Other............................................      2,465         1,220         3,185           1,644           1,649
                                                       -------       -------       -------         -------         -------
                                                       $23,715       $14,290       $31,632         $19,667         $17,594
                                                       -------       -------       -------         -------         -------
Income (loss) before income taxes..................        585         3,898         5,988             775            (932)
Income tax expense (benefit) (note 11).............        219         1,490         2,264             264            (350)
                                                       -------       -------       -------         -------         -------
          Net income (loss)........................    $   366         2,408         3,724             511            (582)
                                                       =======       =======       =======         =======         =======
          Net income (loss) per share (shares used
            in computation: 169,255, 166,312,
            167,143, 165,784 and 143,247)..........    $  2.16         14.48         22.28            3.08           (4.06)
                                                       =======       =======       =======         =======         =======

                See notes to consolidated financial statements.

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                        (IN THOUSANDS EXCEPT SHARE DATA)
  SIX MONTHS ENDED MARCH 31, 1997 AND YEARS ENDED SEPTEMBER 30, 1996, 1995 AND
                                      1994

                                                                                    RETAINED
                                                          COMMON     ADDITIONAL     EARNINGS
                                               COMMON     STOCK       PAID-IN     (ACCUMULATED   TREASURY
                                     SHARES    STOCK    SUBSCRIBED    CAPITAL       DEFICIT)      STOCK     TOTAL
                                     -------   ------   ----------   ----------   ------------   --------   ------
Balance at September 30, 1993......  137,558   $4,240        --           --           319         (340)     4,219
  Capital contribution.............       --      --         --          104            --           --        104
  Conversion of subordinated debt
     to common stock...............   26,950   2,000         --           --            --           --      2,000
  Stock purchase by 401(k) plan....    1,098     (53)        --           --            --          179        126
  Purchase of treasury stock.......     (488)     --         --           --            --          (54)       (54)
  Common Stock subscription........       --      --        142           --            --           --        142
  Net loss.........................       --      --         --           --          (582)          --       (582)
                                     -------   ------      ----         ----         -----         ----     ------
Balance at September 30, 1994......  165,118   6,187        142          104          (263)        (215)     5,955
                                     -------   ------      ----         ----         -----         ----     ------
  Capital contribution.............      146      --         --            6            --           11         17
  Stock purchase by 401(k) plan....    1,187      --       (142)           6            --          136          0
  Purchase of treasury stock.......     (808)     --         --           --            --          (95)       (95)
  Common stock subscription .......       --      --        149           --            --           --        149
  Net income.......................       --      --         --           --           511           --        511
                                     -------   ------      ----         ----         -----         ----     ------
Balance at September 30, 1995......  165,643   6,187        149          116           248         (163)     6,537
                                     -------   ------      ----         ----         -----         ----     ------
  Stock purchase by 401(k) plan....    1,145      75       (149)          --            --           74          0
  Sale of treasury stock...........      500      --         --           --            --           65         65
  Purchase of treasury stock.......     (286)     --         --           --            --          (37)       (37)
  Issuance of stock................      100      --         --            1            --            2          3
  Common stock subscription........       --      --        338           --            --           --        338
  Return of capital................       --      --         --          (41)           --           --        (41)
  Net income.......................       --      --         --           --         3,724           --      3,724
                                     -------   ------      ----         ----         -----         ----     ------
Balance at September 30, 1996......  167,102   6,262        338           76         3,972          (59)    10,589
                                     -------   ------      ----         ----         -----         ----     ------
  Stock purchase by 401(k) plan....    1,202     219       (211)          --            --           --          8
  Sale of treasury stock...........      587      --         --           --            --           68         68
  Purchase of treasury stock.......     (127)     --         --           --            --           (9)        (9)
  Issuance of stock................    2,890     370       (127)          --            --           --        243
  Net income.......................       --      --         --           --           366           --        366
                                     -------   ------      ----         ----         -----         ----     ------
Balance at March 31, 1997
  (unaudited)......................  171,654   $6,851        --           76         4,338           --     11,265
                                     =======   ======      ====         ====         =====         ====     ======

                See notes to consolidated financial statements.

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
  SIX MONTHS ENDED MARCH 31, 1997 AND 1996 AND YEARS ENDED SEPTEMBER 30, 1996,
                                 1995, AND 1994

                                                         MARCH 31,     MARCH 31,    SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,
                                                           1997          1996           1996            1995            1994
                                                        -----------   -----------   -------------   -------------   -------------
                                                        (UNAUDITED)   (UNAUDITED)
Operating activities:
  Net income (loss)...................................  $       366         2,408          3,724             511           (582)
  Adjustments to reconcile net income (loss) to net
    cash (used in) provided by operating activities:
  Gain on sales of servicing rights, net..............       (2,266)       (1,836)        (2,641)         (2,011)          (694)
  Depreciation and amortization.......................        3,504         2,025          4,744           4,314          3,276
  Changes in operating assets and liabilities net of
    effects from purchase of Hamilton Financial
    Services Corporation:
    (Increase) decrease in mortgage loans held for
      sale............................................      (30,694)      (55,961)       (30,418)        (67,690)            96
    Increase in construction loans receivable, net....       (4,367)       (3,161)        (7,370)         (1,446)            --
    (Increase) decrease in receivable for escrow,
      foreclosure, and other advances.................       (5,480)          176         (7,037)            (35)          (890)
    (Increase) decrease in accrued interest and other
      receivables.....................................       (7,688)       (3,810)        (2,279)           (872)           373
    Originated mortgage servicing rights..............      (15,604)       (8,295)       (18,128)         (3,950)            --
    Purchases of mortgage servicing rights............         (308)         (383)        (3,075)         (2,429)          (127)
    Proceeds from sales of mortgage servicing
      rights..........................................        9,551         3,414          9,048           2,130            694
    (Increase) decrease in other assets...............          (12)            1             17              18             71
    Increase (decrease) in accounts payable and
      accrued expenses................................       (1,650)        1,199          1,939             527           (685)
    Increase (decrease) in other liabilities..........        5,749         3,146          1,017           2,295           (503)
    Increase (decrease) in deferred tax liability.....          218         1,491          2,265             250           (313)
                                                        -----------   -----------    -----------     -----------      ---------
        Net cash (used in) provided by operating
          activities..................................      (48,681)      (59,586)       (48,194)        (68,388)           716
                                                        -----------   -----------    -----------     -----------      ---------
Investing activities:
  Proceeds from sales of loans held for investment....           --            --            105             458            650
  Principal payments received on loans held for
    investment........................................           10             6             17               7             86
  Repurchases of loans from investors.................         (282)           --         (1,196)             --             --
  Purchases of property and equipment.................         (607)         (343)        (1,504)           (444)          (829)
  Proceeds from sales of property and equipment.......           --            --             --               8             16
  Payment for purchase of Hamilton Financial Services
    Corporation, net of cash acquired.................           --            --         (3,634)             --             --
                                                        -----------   -----------    -----------     -----------      ---------
        Net cash (used in) provided by investing
          activities..................................         (879)         (337)        (6,212)             29            (77)
                                                        -----------   -----------    -----------     -----------      ---------
Financing activities:
  Proceeds from short-term borrowings.................    2,436,562     1,324,227      3,960,860       1,086,212        629,380
  Payments to reduce short-term borrowings............   (2,399,667)   (1,263,007)    (3,920,858)     (1,011,840)      (628,927)
  Proceeds from long-term debt........................       17,000            --         40,972           2,226            400
  Payments to reduce long-term debt...................       (7,000)         (650)       (27,472)         (3,613)        (2,543)
  Decrease (increase) in additional paid-in-capital...          252          (115)           (40)             12            104
  Payments to acquire treasury stock..................           (9)           (4)           (37)            (95)           (54)
  Proceeds from issuance of treasury stock............           68            66            141             147            179
                                                        -----------   -----------    -----------     -----------      ---------
        Net cash provided by (used in) financing
          activities..................................       47,206        60,517         53,566          73,049         (1,461)
                                                        -----------   -----------    -----------     -----------      ---------
  (Decrease) increase in cash and cash equivalents....       (2,354)          594           (840)          4,690           (822)
  Cash and cash equivalents at beginning of period....        5,004         5,844          5,844           1,154          1,976
                                                        -----------   -----------    -----------     -----------      ---------
  Cash and cash equivalents at end of period..........  $     2,650         6,438          5,004           5,844          1,154
                                                        ===========   ===========    ===========     ===========      =========
Supplemental disclosures of cash flow
  information -- cash paid during the year for
  interest............................................           --            --          7,598           1,838          1,838
Supplemental schedule of noncash investing and
  financing activities: Loans held for sale
  transferred to investment category..................           --            --             --              --            361
  Conversion of subordinated debt to common stock.....           --            --             --              --          2,000
  Loans transferred from foreclosure receivables to
    real estate owned.................................          409            --            582             385            453
  Loans transferred from loans held for investment to
    real estate owned.................................          561            --             --              --             --
  Common stock subscribed for employee bonus and
    401(k) plan, net..................................           --            --            264               7             89

                See notes to consolidated financial statements.

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  SIX MONTHS ENDED MARCH 31, 1997 AND 1996 AND YEARS ENDED SEPTEMBER 30, 1996,
                                 1995 AND 1994

(1) ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Organization

  Interim Financial Data (Unaudited)

     The accompanying consolidated balance sheets and consolidated statements of changes in shareholders' equity as of March 31, 1997 and the accompanying consolidated statements of operations and cash flows for the six month periods ended March 31, 1997 and 1996 have been prepared by the Company without an audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation for such periods have been made. Results for interim periods should not be considered as indicative of results for a full year.

     Footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted herein with respect to the interim financial data, except with respect to the information provided in Note 5. The interim information herein should be read in conjunction with the annual financial information presented herein.

     Harbor Financial Group, Inc. (the "Company") was incorporated in the state of Delaware on December 3, 1987. On December 30, 1987, the Company purchased all of the stock of Harbor Financial Mortgage Corporation (HFMC).

  Acquisition

     On May 15, 1996, HFMC acquired for $3,634,000 all of the outstanding common stock of Hamilton Financial Services Corporation ("HFSC") and subsidiaries. For financial statement purposes, the acquisition has been accounted for under the purchase method of accounting; accordingly, the assets and liabilities assumed have been recorded by HFSC at their fair values effective May 1, 1996. No goodwill was recorded as a result of the acquisition. The Company's 1996 consolidated financial statements include the results of operations and cash flows of HFSC for the five months ended September 30, 1996.

     HFSC reported significant operating losses for each of its two fiscal years prior to its acquisition by HFMC. During 1995, in response to increasing operating losses, management of HFSC undertook a plan to sell off assets of the company to liquidate its liabilities. As a result, all of HFSC's loans held for sale, warehouse debt and loan origination branches were sold or settled and approximately 250 employees were terminated. HFMC then acquired HFSC's remaining mortgage servicing rights and its Scottsbluff, Nebraska loan servicing center. Because the assets acquired by HFMC constituted a small part of the total assets and operations of HFSC, the presentation of pro forma results of operations of HFMC and HFSC for periods prior to the acquisition would not be meaningful.

  Reclassifications

     Certain amounts in the 1995 consolidated financial statements have been reclassified to conform to the 1996 presentation with no effect on the results of operations.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Harbor Financial Mortgage Corporation and subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

  Mortgage Loans Held for Sale

     Mortgage loans held for sale include the market value of related hedge contracts and are stated at the lower of cost or market value, as determined by outstanding commitments from investors on an aggregate portfolio basis. Any differences between the carrying amounts and the proceeds from sales are credited or charged to operations at the time the proceeds are collected.

  Mortgage Loans Held for Investment

     Mortgage loans held for investment are transferred to the investment category at the lower of cost or market on the date of transfer. These loans consist principally of loans originated by the Company which do not meet investor purchase criteria and loans repurchased from mortgage-backed securities pools.

  Foreclosed Real Estate Held for Sale

     Foreclosed real estate is recorded at the lower of cost or fair value of the property, less estimated selling costs, at the time of foreclosure and is carried at the lower of the recorded value or fair value thereafter.

  Receivable for Escrow, Foreclosure, and Other Advances

     Funds advanced for escrow, foreclosure and other investor requirements are recorded as receivables and a loss provision is recorded for estimated uncollectible amounts. The allowance for losses is provided for potential losses on loans serviced for others that are in the process of foreclosure or may be reasonably expected to be foreclosed in the future.

  Property and Equipment

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from one to five years.

  Mortgage Servicing Rights and Deferred Excess Servicing Fees

     In May 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 122 (Statement 122), Accounting for Mortgage Servicing Rights an amendment of FASB Statement No. 65. Statement 122 requires a mortgage banking enterprise to recognize as separate assets, the rights to service mortgage loans for others, regardless of how those servicing rights are acquired. This statement also requires that these capitalized mortgage servicing rights be assessed for impairment based on the fair value of those rights. In assessing impairment, the mortgage servicing rights capitalized after adoption of Statement 122 are to be stratified based on one or more of the predominant risk characteristics of the underlying loans. Impairment is to be recognized through a valuation allowance for each impaired stratum. Statement 122 was adopted by the Company effective October 1, 1994.

     Mortgage servicing rights are recorded at the lower of cost or present value of the estimated net future servicing income. The recorded cost is amortized in proportion to, and over the period of, estimated future servicing income adjusted to reflect the effect of prepayments received and anticipated. The carrying value of mortgage servicing rights is stratified into pools based on loan type and note rate. The fair value of such pools is evaluated in relation to the estimated future discounted net servicing income over the estimated remaining loan lives.

     When mortgage loans are sold with servicing retained and the stated servicing fee rate differs materially from the normal servicing fee rate, the sales price is adjusted for this excess servicing for purposes of determining gain or loss on the sale to provide for the recognition of a reduced servicing fee in subsequent years. The adjustment approximates the present value of the difference between the normal and stated

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES servicing fees over the estimated life of the mortgage loans. The capitalized excess fees are amortized in proportion to, and over the period of, estimated net servicing income.

     In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 (Statement 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control of assets and liabilities. Under this approach, after a transfer, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. Statement 125 amends Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, to prevent a security from being classified as held-to-maturity if the security can be prepaid or settled where the holder of the security would not recover substantially all its investment. Statement 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The Company adopted Statement 125 effective January 1, 1997. Adoption of the statement did not have a material impact on the financial position or results of operations of the Company (unaudited).

  Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of income and expenses during the period. Operating results in the future could vary from the amounts derived from management's estimates.

  Prepaid Commitment Fees

     Prepaid commitment fees are included in other assets and represent fees paid primarily to permanent investors for the right to deliver mortgage loans in the future at a specified yield. These fees are recognized as expense when the loans are sold to permanent investors, when the commitment expires, or when it is determined that loans will not be delivered under the commitment. Deferred gains or losses are included in the carrying amount of the loans being hedged, which are valued at the lower of aggregate cost or market value.

  Income Recognition

     Loan origination fees and certain direct loan origination costs are deferred until the related loan is sold. Discounts from origination of mortgage loans held for sale are deferred and recognized as adjustments to gain or loss upon sale.

     Loan servicing income represents fees earned for servicing loans owned by investors. The fees are based on a contractual percentage of the outstanding principal balance. Fees are recorded to income when cash payments are received. Loan servicing costs are charged to expense as incurred.

  Federal and State Income Taxes

     The Company files a consolidated federal income tax return. Any federal tax liability or benefit on the consolidated return is apportioned pro rata, if material, to those members of the consolidated group generating taxable income or loss.

     The State of Texas passed legislation providing for the imposition of an earned surplus tax. The tax is assessed against adjusted federal taxable income, apportioned to Texas, at a rate of 4.5%. This tax is considered an income tax to the extent the tax computed exceeds the franchise tax. The Company and each of its subsidiaries files separate Texas franchise tax returns.

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

  Net Income (Loss) Per Share

     Net income (loss) per share is based on the weighted average number of common shares and common stock equivalents outstanding for each year. For purposes of this calculation, outstanding stock options are considered common stock equivalents using the treasury stock method. The weighted average number of shares utilized in the net income (loss) per share calculation was 169,255 and 166,312 for the six months ended March 31, 1997 and 1996, respectively and 167,143, 165,784, and 143,247 for the years ended September 30, 1996, 1995, and
1994, respectively.

(2) MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale at September 30, 1996 and 1995 include loans collateralized by first lien mortgages on one-to-four family residences as follows (in thousands):

                                                           1996        1995
                                                         --------    --------
Residential mortgage loans.............................  $132,193     103,036
Unearned premiums......................................     2,155         739
                                                         --------    --------
                                                         $134,348     103,775
                                                         ========    ========

(3) MORTGAGE SERVICING RIGHTS AND DEFERRED EXCESS SERVICING FEES

     Mortgage servicing rights and deferred excess servicing fees at September 30, 1996 and 1995 consist of the following (in thousands):

                                                           1996        1995
                                                         --------    --------
Mortgage servicing rights..............................  $ 46,814      23,602
Deferred excess servicing fees.........................     2,791       1,627
                                                         --------    --------
                                                           49,605      25,229
Accumulated amortization...............................   (15,640)    (11,352)
                                                         --------    --------
                                                           33,965      13,877
Valuation allowance....................................      (448)       (975)
                                                         --------    --------
                                                         $ 33,517      12,902
                                                         ========    ========

(4) NOTES PAYABLE TO BANKS

     Notes payable to banks at September 30, 1996 and 1995 consists of the following (in thousands):

                                                                1996        1995
                                                              --------    --------
Master residential warehouse line of credit, totaling $200
  million, due on demand on or before March 31, 1997, with
  the individual notes in the warehouse as collateral,
  required interest at the average monthly LIBOR rate plus
  1.375% up to $75 million and plus 1.675% in excess of $75
  million...................................................  $119,942      99,041
Residential warehouse line of credit, totaling $100 million
  as a subline of the $200 million master residential
  warehouse line, due on demand on or before March 31, 1997, with GNMA/FNMA pools of loans in the warehouse as
  collateral, required interest at 1% in excess of the
  average monthly LIBOR rate................................        --         546

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

                                                                1996        1995
                                                              --------    --------
Line of Credit, totalling $15 million as a subline of the
  $200 million master residential warehouse line, due on
  demand on or before March 31, 1997, with FHA/VA
  foreclosure advances, foreclosed real estate held for
  sale, and mortgage loans held for sale as collateral,
  required interest at 1.625% in excess of the average
  monthly LIBOR rate........................................    10,662       2,171
Line of credit, totaling $2 million as a subline of the $200 million master residential warehouse line, due on demand
  on or before March 31, 1997, with the individual second
  lien notes in the warehouse as collateral, required
  interest at 1.625% in excess of the average monthly LIBOR
  rate......................................................        49          31
Line of credit, totaling $1.5 million as a subline of the
  $200 million master residential warehouse line, due on
  demand on or before March 31, 1997, with foreclosed real
  estate held for sale as collateral, required interest at
  1.625% in excess of the average monthly LIBOR rate........       291          40
Line of credit, totaling $20 million, due on demand on or
  before March 31, 1997, with the individual interim
  construction financing notes as collateral, required
  interest at 2.5% in excess of the average monthly LIBOR
  rate......................................................    10,184       1,278
Line of credit, totaling $3.5 million as a subline of a $10
  million servicing acquisition line, due on demand on or
  before March 31, 1996, secured by substantially all of the
  Company's assets, required interest at 2% in excess of the
  average monthly LIBOR rate................................        --       3,500
Note payable classified as long-term debt, totaling $6.5
  million as a subline of a $10 million servicing
  acquisition line, due in semiannual installments of $650
  beginning December 1, 1995, final payment due June 1,
  2000, secured by substantially all of the Company's
  assets, required interest at 2.5% in excess of the average
  monthly LIBOR rate........................................        --       6,500
Residential warehouse line of credit, totaling $20 million,
  due on demand on or before May 31, 1997, with the
  individual notes in the warehouse as collateral, required
  interest at 2% in excess of the average monthly LIBOR
  rate......................................................     6,891       2,886
Line of credit totaling $2 million due on demand on or
  before May 31, 1997 with foreclosed real estate and
  repurchased loans held for sale as collateral, required
  interest at 2.25% in excess of average monthly LIBOR
  rates.....................................................       576          --
Note payable classified as long-term debt, totaling $20
  million, secured by substantially all of the Company's
  assets, required interest at 2.25% in excess of average
  monthly LIBOR note........................................    20,000          --
Line of credit totaling $15 million, due and payable on
  demand, with the individual notes in the warehouse as
  collateral, required interest at 0.95% in excess of the
  federal funds open rate...................................       900          --
                                                              --------    --------
                                                              $169,495     115,993
                                                              ========    ========

     There are no maturities of long-term debt in fiscal years 1997 through 2001.

     The Company maintains its corporate and custodial servicing accounts with various banks. These compensating balances will reduce the interest required to be paid on various notes and lines of credit to those banks if maintained at specified minimum levels.

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

     The Company must comply with certain covenants provided in various loan agreements, including requirements relating to net worth, cash flow, loan servicing portfolio, current ratio and debt-to-equity ratio. As of September 30, 1996 and 1995, the Company was in compliance with all covenants contained in loan agreements.

(5) SERVICING PORTFOLIO AND RELATED OFF-BALANCE SHEET

  Credit Risk, and Insurance Coverage

     As of September 30, 1996, a majority of the Company's loan production activity and collateral for loans serviced is concentrated within the states of Texas and California. The Company's servicing portfolio is comprised of the following:

                                                                  SEPTEMBER 30,
                                          MARCH 31,       ------------------------------
                                             1997             1996             1995
                                        --------------    -------------    -------------
                                         (UNAUDITED)
Number of loans.......................          58,277           51,862           31,836
Aggregate principal balance...........  $4,559,562,000    3,947,028,000    1,448,395,000
Related escrow funds..................  $   34,678,042       49,462,000       44,637,000

     Included in the above table, are subserviced mortgage loans of approximately $833,000,000, $835,000,000 and $-0- at March 31, 1997, September
30, 1996 and 1995, respectively.

     The Company is required to advance, from corporate funds, escrow and foreclosure costs for loans which it services. A portion of these advances for loans serviced for GNMA are not recoverable. As of September 30, 1996 and 1995, reserves for unrecoverable advances of approximately $231,661 and $54,000, respectively, were established for GNMA loans in default.

     Upon foreclosure, an FHA/VA property is typically conveyed to HUD or VA. However, when it is in the VA's financial interest, the VA has the authority to deny conveyance of the foreclosed property to the VA (VA no-bid). The VA instead reimburses the Company based on a percentage of the loan's outstanding principal balance ("guarantee" amount). For GNMA VA no-bids, the foreclosed property is conveyed to the Company and the Company then assumes the market risk of disposing of the property. The related allowance for GNMA VA loans in default for potential no-bid losses as of September 30, 1996, is included in the allowance for unrecoverable advances described above.

     The Company is servicing approximately $19 million of loans with recourse on behalf of FNMA and other investors. However, this recourse obligation is not the result of loans sold to these investors by the Company; it was assumed in the purchase of HFMC and other servicing purchases. As a result, the Company must repurchase those loans which ultimately foreclose. As of September 30, 1996, an allowance of approximately $1,600 has been established for these recourse loans in foreclosure or bankruptcy. Management believes this allowance is adequate.

     In addition, the Company has issued various representations and warranties associated with whole loan and bulk servicing sales. These representations and warranties may require the Company to repurchase defective loans as defined by the applicable servicing and sales agreements.

     During the six months ended March 31, 1997 and the years ended September 30, 1996, 1995 and 1994, the Company originated and purchased mortgage loans with principal balances totaling approximately $1.012 billion, $1.764 billion, $727 million and $429 million, respectively.

     Errors and omissions and fidelity bond insurance coverage under a mortgage banker's bond was $4.5 million and $2.3 million at September 30, 1996 and 1995, respectively.

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

(6) SHAREHOLDER'S EQUITY

     At September 30, 1996 and 1995, warrants issued in connection with the financing of the acquisition of HFMC are outstanding. The senior acquisition creditor holds warrants for 17,917 shares of HFMC's common stock that may be exercised at a price of $26.79 per share. These warrants expire December 30, 1997.

     At various dates during prior years, stock options were issued to various employees for shares of the Company's common stock that are exercisable at a price of $83 per share. During the years ended September 30, 1996 and 1995, no options were exercised. Options for 291 shares, of which 50% are currently exercisable, and 653 shares remain outstanding at September 30, 1996 and 1995, respectively, and are due to expire at annual intervals through September 2002.

(7) EMPLOYEES' PROFIT SHARING AND RETIREMENT PLAN

     HFMC has a defined contribution employee profit sharing and retirement plan (the Plan) in which all employees may participate after one half of a year of continuous service. Participating employees may contribute 2% to 15% of their annual qualifying compensation. HFMC matches 50% of the employee's contributions up to a maximum of 6% of that employee's compensation. HFMC contributes to the Plan an amount from its current or accumulated net profits at the discretion of the Company's Board of Directors. The Company has provided contributions to the Plan of $211,108, $149,000 and $142,200, respectively, for 1996, 1995 and 1994.

(8) MORTGAGE LOAN PIPELINE, HEDGES, AND RELATED OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business through the origination and selling of mortgage loans caused by fluctuations in interest rates. These financial instruments include commitments to extend credit, mandatory forward contracts, and various hedging instruments. These instruments involve, to varying degrees, interest rate risk in excess of the amount recognized in the financial statements.

     The Company's mortgage loan pipeline as of September 30, 1996, totals approximately $346 million. The Company's exposure to loss in the event of nonperformance by the party committed to purchase the mortgage loan is represented by the amount of loss in value due to increases in interest rates on its fixed rate commitments. The pipeline consists of approximately $147 million of fixed rate commitments and $199 million of floating rate obligations. The floating rate commitments are not subject to interest rate risk. Management believes that the Company has adequate lines of credit at September 30, 1996, to fund its projected loan closings from its mortgage loan pipeline.

     The Company uses a variety of methods to hedge the interest rate risk of the mortgage loans in the pipeline that are expected to close and the mortgage loans held for sale. Mandatory forward commitments to sell whole loans and mortgage-backed securities are the Company's primary hedge instrument. At September 30, 1996, the Company had approximately $178 million of mandatory forward commitments to sell. To the extent mortgage loans at the appropriate rates are not available to fill these commitments, the Company has interest rate risk due primarily to interest rate fluctuations.

     The Company's mortgage loan pipeline and mandatory forward commitments are included in the lower of cost or market value calculation of mortgage loans held for sale.

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

(9) COMMITMENTS

     The Company occupies office space under various noncancelable operating leases which expire at various dates through fiscal year 2004. Future minimum lease payments consist of the following at September 30, 1996 (in thousands):

1997........................................................  $2,605
1998........................................................   2,150
1999........................................................   1,928
2000........................................................     917
2001 and thereafter.........................................   1,036

     The Company has subleased various office space. These sublease agreements primarily relate to leases assumed in the acquisition of Hamilton Financial Services Corporation. Future minimum rentals to be received under noncancelable operating subleases are $1,039, $971, $964, and $441 thousand for the years ended September 30, 1997, 1998, 1999 and 2000, respectively.

     Gross rent expense for the years ended September 30, 1996, 1995 and 1994 was approximately $1.7 million, $1.2 million and $1.1 million, respectively. The Company subleases certain office space. Subrental income for the years ended September 30, 1996, 1995 and 1994 was approximately $88, $12 and $9 thousand, respectively.

(10) CONTINGENCIES

     The Company is engaged in various lawsuits in the normal course of business. Management believes that the Company's exposure to loss resulting from unfavorable decisions in such lawsuits is not material nor probable. Therefore, no provision for loss has been recorded in the accompanying consolidated financial statements at September 30, 1996.

(11) FEDERAL INCOME TAXES

     The difference between total tax provision and the amount computed by applying the statutory federal income tax rate to pretax income is as follows (dollar amounts in thousands):

                                                               1996     1995
                                                              ------    ----
Federal statutory tax rate..................................      35%     35
Tax provision computed at statutory rate....................  $2,096     271
State income taxes..........................................     168      --
Decrease from other, net....................................      --      (7)
                                                              ------    ----
          Total tax provision...............................  $2,264     264
                                                              ======    ====

     Temporary differences arise primarily from provision for foreclosure losses, accelerated depreciation, deferred excess servicing fees and tax treatment of debt discharge income. The Company had net operating loss carryforwards at September 30, 1996 and 1995, of approximately $9,724,000 and $2,993,000, respectively, for federal income tax purposes.

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES

     Significant temporary differences and carryforwards that give rise to the deferred tax assets and liabilities as of September 30, 1996 and 1995 are as follows (in thousands):

                                                               1996       1995
                                                              -------    ------
Deferred tax assets:
  Book loss reserve greater than tax loss reserve...........  $   849        44
  Tax basis in fixed assets greater than book basis.........      255        37
  Net operating loss carryforward...........................    3,603     1,048
  Minimum tax credit carryforward...........................       28        28
                                                              -------    ------
          Total gross deferred tax assets...................    4,735     1,157
          Less valuation allowance..........................     (269)     (109)
                                                              -------    ------
                                                                4,466     1,048
Deferred tax liabilities:
  Book basis in servicing rights greater than tax basis.....   (7,031)   (1,385)
  Other, net................................................      (37)       --
                                                              -------    ------
          Total gross deferred tax liabilities..............   (7,068)   (1,385)
                                                              -------    ------
          Net deferred tax liability........................  $(2,602)     (337)
                                                              =======    ======

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. The Company has established a valuation allowance for only a portion of the tax intangibles because management believes it is more likely than not that future operations will generate sufficient taxable income to realize the net deferred tax assets.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (Statement 107), requires that the Company disclose estimated fair values for its financial instruments.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Because quoted market prices do not exist for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, other assets and liabilities that are not considered financial assets include deferred tax charges and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and are not considered in the following calculations.

     The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments at September 30, 1996 (in thousands):

          Short-term Financial Instruments. The carrying amounts reported on the Company's balance sheet approximate fair value for financial instruments that reprice or mature in 90 days or less, with no

                 HARBOR FINANCIAL GROUP, INC. AND SUBSIDIARIES significant change in credit risk. The carrying amounts approximate fair value for cash and cash requirements, accrued interest and other receivables, receivable for escrow, foreclosure and other advances, accrued interest payable, accounts payable, and certain other assets and liabilities.

          Mortgage Loans Held for Sale. Market values of loans held for sale are generally based on quoted market prices or dealer quotes.

          Mortgage Loans Held for Investment. Fair value of loans held for investment are estimated using market quotes or discounting contractual cash flows, adjusted for prepayment estimates. Discount rates used were obtained from secondary market sources, adjusted to reflect differences in servicing, credit and other characteristics.

          Construction Loans Receivable. The carrying amount reported on the Company's balance sheet approximates fair value due to the short-term nature of the loans (approximately six months).

          Deferred Excess Servicing Fees. The fair value of deferred excess servicing fees is estimated using estimate net cash flows, discounted at an appropriate discount rate.

          Notes Payable to Banks. The fair value of the Company's notes payable is estimated using quoted market yields for the same or similar issues.

     The table below includes financial instruments, as defined by Statement 107, whose estimated fair value is not represented by the carrying value as reported on the Company's balance sheet. Management has made estimates of fair value discount rates that it believes to be reasonable considering expected prepayment rates, rates offered in the geographic areas in which the Company competes, credit risk and liquidity risk. However, because there is no active market for some of these financial instruments, management has no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

                                                              CARRYING      FAIR
                                                               AMOUNT      VALUE
                                                              --------    --------
Financial assets:
  Mortgage loans held for sale..............................  $134,348    135,640
  Mortgage loans held for investment........................     1,097      1,120
  Deferred excess servicing fees............................     2,209      2,216
Financial liabilities:
  Notes payable to banks....................................   169,495    169,495

ITEM 7.

     (b)  PRO FORMA FINANCIAL INFORMATION

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed financial information and explanatory notes are presented to show the impact on FirstCity's and Harbor's historical financial position and results of operations of the proposed Harbor Merger. The proposed Harbor Merger is reflected in the pro forma financial information using the pooling of interest method of accounting. FirstCity's historical financial statements are as of and for the years end December 31, while Harbor's historical financial statements are as of and for the years ended September 30. Interim information is as of and for the three months ended March 31, 1997 for both FirstCity and Harbor.

     The pro forma condensed balance sheet assumes that the proposed Harbor Merger was consummated on December 31, 1996. The pro forma condensed statements of income assume the proposed Harbor Merger had been effective during the periods presented.

     The pro forma information should be read in conjunction with the historical financial statements of FirstCity and Harbor and the related notes thereto. The pro forma information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the proposed Harbor Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES
              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

                           CONSOLIDATED BALANCE SHEET

                                           MARCH 31, 1997
                             -------------------------------------------
                                                    PRO FORMA              DECEMBER 31,   SEPTEMBER 30,    PRO FORMA
                                                   ADJUSTMENTS     PRO         1996           1996        ADJUSTMENTS     PRO
                             FIRSTCITY   HARBOR     (NOTE 1)      FORMA     FIRSTCITY        HARBOR        (NOTE 1)      FORMA
                             ---------   -------   -----------   -------   ------------   -------------   -----------   -------
                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Assets
  Cash and cash
    equivalents............  $  6,938      2,650                   9,588      11,441           5,004                     16,445
  Purchased asset pools and
    loan receivables,
    net....................   134,213     14,552                 148,765     107,637           9,913                    117,550
  Mortgage loans held for
    sale, net..............              165,044                 165,044          --         134,348                    134,348
  Equity investments in and
    advances to acquisition
    partnerships...........    27,934         --                  27,934      21,761              --                     21,761
  Class "A" Certificate of
    FirstCity Liquidating
    Trust..................    45,894         --                  45,894      53,617              --                     53,617
  Mortgage servicing rights
    and deferred excess
    servicing fees.........     2,354     39,057                  41,411       2,665          33,517                     36,182
  Other assets, net........    34,460     31,165                  65,625      30,092          17,796                     47,888
                             --------    -------     ------      -------     -------         -------        -------     -------
        Total assets.......  $251,793    252,468         --      504,261     227,213         200,578             --     427,791
                             ========    =======     ======      =======     =======         =======        =======     =======
Notes payable, secured.....  $121,528    216,391                 337,919      96,671         169,495                    266,166
  Other liabilities........     3,182     24,812                  27,994       2,712          20,494                     23,206
                             --------    -------     ------      -------     -------         -------        -------     -------
        Total
          liabilities......   124,710    241,203         --      365,913      99,383         189,989             --     289,372
                             ========    =======     ======      =======     =======         =======        =======     =======

Commitments and
  contingencies............        --         --                      --          --              --                         --

Special preferred stock....    45,894         --                  45,894      53,617              --                     53,617
Shareholders' equity:
  Optional preferred
    stock..................        --         --                      --          --              --                         --
  Common stock.............        49      6,851     (6,835)          65          49           6,600         (6,584)         65
  Paid in capital..........    23,258         76      6,835       30,169      23,182              76          6,584      29,842
  Retained earnings........    57,882      4,338         --       62,220      50,982           3,913             --      54,895
                             --------    -------     ------      -------     -------         -------        -------     -------
        Total Shareholders'
          Equity...........    81,189     11,265         --       92,454      74,213          10,589             --      84,802
                             --------    -------     ------      -------     -------         -------        -------     -------
        Total Liabilities,
          Special Preferred
          Stock and
          Shareholders'
          Equity...........  $251,793    252,468         --      504,261     227,213         200,578             --     427,791
                             ========    =======     ======      =======     =======         =======        =======     =======

            See notes to pro forma condensed financial information.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                         FOR THE THREE MONTHS ENDED MARCH 31,
                                --------------------------------------------------------------------------------------
                                                   1997                                        1996
                                ------------------------------------------   -----------------------------------------
                                                      PRO FORMA                                   PRO FORMA
                                                      ADJUSTMENT     PRO                          ADJUSTMENT     PRO
                                FIRSTCITY   HARBOR     (NOTE 2)     FORMA    FIRSTCITY   HARBOR    (NOTE 2)     FORMA
                                ---------   -------   ----------   -------   ---------   ------   ----------   -------
                                                   (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
Net gain on purchased asset
 pools........................   $ 5,301         --                  5,301      4,664       --                   4,664
 Servicing fees...............     7,862      3,455                 11,317      2,518    1,997                   4,515
Gain on sales of mortgage
 loans, net...................        --      6,876                  6,876         --    5,900                   5,900
 Interest income..............     4,438        765                  5,203      5,402    1,003                   6,405
 Other........................       423      2,940                  3,363        745    1,433                   2,178
                                 -------    -------     -----      -------    -------    ------     -----      -------
                                  18,024     14,036                 32,060     13,329    10,333                 23,662
Expenses:
 Interest on other notes
   payable....................     2,607        442                  3,049      4,505      236                   4,741
 Salaries and benefits........     3,065      7,228                 10,293      2,569    4,708                   7,277
 Other general and
   administrative.............     5,370      5,320                 10,690      3,439    3,218                   6,657
                                 -------    -------     -----      -------    -------    ------     -----      -------
                                  11,042     12,990                 24,032     10,513    8,162                  18,675
Equity in earnings
 of acquisition
 partnerships.................     1,541         --                  1,541        714       --                     714
Earnings (loss) from
 operations before income
 taxes........................     8,523      1,046                  9,569      3,530    2,171                   5,701
Provision for income taxes....       (36)       388      (335)          17        140      903       (695)         348
                                 -------    -------     -----      -------    -------    ------     -----      -------
       Net earnings (loss)....   $ 8,559        658       335        9,552      3,390    1,268        695        5,353
Special preferred dividends...     1,659         --                  1,659      1,938       --                   1,938
                                 -------    -------     -----      -------    -------    ------     -----      -------
Net earnings (loss) to common
 shareholders.................   $ 6,900        658        --        7,893      1,452    1,268         --        3,415
                                 =======    =======     =====      =======    =======    ======     =====      =======
Net earnings (loss) per
 share........................      1.40       0.42        --         1.21       0.30     0.80         --         0.53
                                 =======    =======     =====      =======    =======    ======     =====      =======
Weighted average shares
 outstanding..................     4,932      1,581                  6,513      4,921    1,581                   6,502
                                 =======    =======     =====      =======    =======    ======     =====      =======

                                                          FOR THE YEARS ENDED,
                                ------------------------------------------------------------------------
                                                   1996                                 1995
                                ------------------------------------------   ---------------------------
                                                     PRO FORMA
                                                     ADJUSTMENT     PRO                            PRO
                                FIRSTCITY   HARBOR    (NOTE 2)     FORMA     FIRSTCITY   HARBOR   FORMA
                                ---------   ------   ----------   --------   ---------   ------   ------
                                            (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
Net gain on purchased asset
 pools........................    19,510       --                   19,510    11,984        --    11,984
 Servicing fees...............    12,456    10,079                  22,535    10,903     6,508    17,411
Gain on sales of mortgage
 loans, net...................        --    19,523                  19,523        --     8,292    8,292
 Interest income..............    19,308    3,224                   22,532    10,169     4,366    14,535
 Other........................     4,070    4,794                    8,864     2,633     1,276    3,909
                                 -------    ------     ------     --------    ------     ------   ------
                                  55,344    37,620                  92,964    35,689     20,442   56,131
Expenses:
 Interest on other notes
   payable....................    13,872    1,004                   14,876     9,005       945    9,950
 Salaries and benefits........    10,822    16,105                  26,927     8,094     8,673    16,767
 Other general and
   administrative.............    17,383    14,523                  31,906     6,755     10,049   16,804
                                 -------    ------     ------     --------    ------     ------   ------
                                  42,077    31,632                  73,709    23,854     19,667   43,521
Equity in earnings
 of acquisition
 partnerships.................     6,125       --                    6,125     3,834        --    3,834
Earnings (loss) from
 operations before income
 taxes........................    19,392    5,988                   25,380    15,669       775    16,444
Provision for income taxes....   (16,013)   2,264      (1,976)     (15,725)      936       264    1,200
                                 -------    ------     ------     --------    ------     ------   ------
       Net earnings (loss)....    35,405    3,724       1,976       41,105    14,733       511    15,244
Special preferred dividends...     7,709       --                    7,709     3,876        --    3,876
                                 -------    ------     ------     --------    ------     ------   ------
Net earnings (loss) to common
 shareholders.................    27,696    3,724          --       33,396    10,857       511    11,368
                                 =======    ======     ======     ========    ======     ======   ======
Net earnings (loss) per
 share........................      5.63     2.36          --         5.13      2.98      0.32     2.18
                                 =======    ======     ======     ========    ======     ======   ======
Weighted average shares
 outstanding..................     6,502    4,923       1,581                  6,504     3,642    1,581
                                 =======    ======     ======     ========    ======     ======   ======

                                   FOR THE YEARS ENDED,
                                ---------------------------
                                           1994
                                ---------------------------

                                                      PRO
                                FIRSTCITY   HARBOR   FORMA
                                ---------   ------   ------
                                (DOLLARS IN THOUSANDS EXCEPT
                                    FOR PER SHARE DATA)
Net gain on purchased asset
 pools........................    7,636        --     7,636
 Servicing fees...............    8,080     7,479    15,559
Gain on sales of mortgage
 loans, net...................       --     3,199     3,199
 Interest income..............       69     2,673     2,742
 Other........................      921     3,311     4,232
                                 ------     ------   ------
                                 16,706     16,662   33,368
Expenses:
 Interest on other notes
   payable....................    1,812     1,646     3,458
 Salaries and benefits........    7,252     7,454    14,706
 Other general and
   administrative.............    5,991     8,494    14,485
                                 ------     ------   ------
                                 15,055     17,594   32,649
Equity in earnings
 of acquisition
 partnerships.................    7,497        --     7,497
Earnings (loss) from
 operations before income
 taxes........................    9,148      (932)    8,216
Provision for income taxes....    3,121      (350)    2,771
                                 ------     ------   ------
       Net earnings (loss)....    6,027      (582)    5,445
Special preferred dividends...       --        --
                                 ------     ------   ------
Net earnings (loss) to common
 shareholders.................    6,027      (582)    5,445
                                 ======     ======   ======
Net earnings (loss) per
 share........................     2.37     (0.37)     1.32
                                 ======     ======   ======
Weighted average shares
 outstanding..................    5,223     2,544     1,581
                                 ======     ======   ======

            See Notes to Pro Forma Condensed Financial Information.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

               NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(1) FirstCity Common Stock exchanged in accordance with the Agreement and Plan of Merger is summarized below:

                                                                      MARCH 31,   DECEMBER 31,
                                                                        1997          1996
                                                                      ---------   ------------
        Issuance of 1,581,000 shares of FirstCity $.01 par value
          common stock..............................................   $    16      $    15
        Transfer of Harbor historical common stock to paid in
          capital...................................................   $(6,851)     $(6,600)
                                                                       -------      -------
                                                                       $(6,835)     $(6,585)
                                                                       =======      =======

(2) Increase in the net deferred tax assets as a result of a reduction in the valuation allowance. Such reduction is attributable to the recognition of FirstCity's net operating loss carryforwards to offset the net tax liability reflected by Harbor.

(3) Within the twelve months immediately succeeding the effective date of the proposed Harbor Merger, FirstCity anticipates incurring nonrecurring charges to earnings related to the Harbor Merger totaling approximately $1,250.

ITEM 7.

 (c)           EXHIBITS

 2.1 Agreement and Plan of Merger, dated as of March 26, 1997, by and among FirstCity Financial Corporation, HFGI Acquisition Corp. and Harbor Financial Group, Inc.

 20.1          Press Release of July 2, 1997.

 23.1          Consent of KPMG Peat Marwick LLP

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    FIRSTCITY FINANCIAL CORPORATION




                                    /s/  GARY H. MILLER
                                    -------------------------------------
                                    Name:   Gary H. Miller
                                    Title:  Senior Vice President and
                                            Chief Financial Officer


Date:  July 14, 1997

                                    EXHIBITS


EXHIBIT

 2.1 Agreement and Plan of Merger, dated as of March 26, 1997, by and among FirstCity Financial Corporation, HFGI Acquisition Corp. and Harbor Financial Group, Inc.

 20.1          Press Release of July 2, 1997.

 23.1          Consent of KPMG Peat Marwick LLP